PCTEL Declares Regular Quarterly Dividend

BLOOMINGDALE, Ill. – October 25, 2016 -- PCTEL, Inc. (NASDAQ:PCTI), a leader in Performance Critical Telecom solutions, announced today the declaration of its regular quarterly dividend of $0.05 per share on its common stock. This dividend will be payable on November 15, 2016 to shareholders of record at the close of business on November 8, 2016.

About PCTEL

PCTEL, a global provider of RF expertise, delivers Performance Critical Telecom solutions to the wireless industry. PCTEL benchmarks and optimizes wireless networks with its data tools, engineering services, and RF products. PCTEL's antennas and site solutions are vital elements for networks serving SCADA, fleet management, health care, public safety, and education.

PCTEL's RF Solutions products and services improve the performance of wireless networks globally. PCTEL's performance critical products include its SeeGull MXflex®, IBflex®, and EXflex® scanning receivers. PCTEL tools also include CW transmitters, signal analyzers, and the SeeWave® interference locating system. PCTEL's SeeHawk® software portfolio includes SeeHawk® Touch, SeeHawk® Collect, SeeHawk Engage™, SeeHawk Engage+™, SeeHawk Engage™ Lite, SeeHawk™ Studio, and SeeHawk™ Analytics. PCTEL provides specialized staffing, interference management and performance critical RF engineering services for wireless networks.

PCTEL Connected Solutions designs and delivers performance critical antennas and site solutions for public and private wireless networks globally. PCTEL's performance critical antenna solutions include high rejection and high performance GNSS products and innovative broadband LTE and Wi-Fi solutions for fixed and mobile applications, including transit, in-building, and small cell networks. In addition, PCTEL provides a broad portfolio of LMR and Yagi antennas. We leverage our design, logistics, and support capabilities to deliver performance critical antenna and site solutions into carrier, railroad, utility applications, oil and gas, and other vertical markets.

PCTEL's products are sold worldwide through direct and indirect channels. For more information, please visit the company's web sites: pctel.com, antenna.com, or rfsolutions.pctel.com

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For further information contact:

Jack Seller

Public Relations

PCTEL, Inc.

(630)339-2116

jack.seller@pctel.com